Tempur Sealy Issues 2021 Corporate Social Values Report

LEXINGTON, KY, January 12, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today issued its 2021 Corporate Social Values Report. As a global leader in the design, manufacturing, and distribution of bedding products, Tempur Sealy recognizes the strong connection between a good night of sleep and health and wellness. The organization-wide commitment to improve the sleep of more people, every night, all around the world utilizes over a century of knowledge and industry-leading innovation to deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

The Company has made significant progress towards its ESG initiatives, including the following highlights:

•Established the goal of achieving carbon neutrality for our global wholly-owned operations by 2040
•Achieved a 28% reduction in greenhouse gas emissions per unit produced at our wholly-owned manufacturing and logistics operations compared to prior year
•Improved the percent of waste recycled from our North American wholly-owned manufacturing operations to 91% in 2020, compared to 85% in 2019
•Established ESG as a metric in executive leadership’s compensation beginning in 2021
•Contributed over $100 million in product, stock and cash to charity organizations since 2010
•Increased the wages of U.S. salaried employees at our wholly-owned operations by 4% and expanded global employee headcount by 21% in 2020.

Tempur Sealy Chairman and CEO Scott Thompson said, “The Board of Directors and executive leadership team believe that our success as an organization is not limited to our financial performance. We believe that our commitment to our communities and environment is our duty as a corporate citizen and a generator of long-term shareholder value. We made significant progress on our ESG initiatives over the last twelve months and we have implemented additional challenging initiatives in 2021. We look forward to continuing to share updates on our progress with you.”

To view the full 2021 Corporate Social Values Report, please refer to the Tempur Sealy Investor website, http://investor.tempursealy.com/.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "commitment," "plans," “intends,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding its sustainability initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com